Exhibit 10.23

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is entered into on this 14th day of February, 2006, by and among L. Leighton Alston (“Executive”), West Georgia National Bank (the “Bank”), and the Bank’s sole shareholder, WGNB Corp. (“WGNB”; with the Bank and WGNB being collectively referred to as the “Company”).

WHEREAS, Executive, the Bank and WGNB are parties to an Employment Agreement, dated May 27, 2005 (the “Employment Agreement”), pursuant to which Executive has served as Chief Executive Officer of the Bank and as President and Chief Executive Officer of WGNB; and

WHEREAS, Executive, the Bank and WGNB wish to terminate the Employment Agreement and all other aspects of the relationship between them; and

WHEREAS, the parties wish to set forth fully in this Agreement the terms of separation, such that this Agreement will supersede those of the Employment Agreement;

NOW, THEREFORE, for and in consideration of the payments, benefits and mutual promises set forth below, the sufficiency of which is acknowledged, Executive, the Bank and WGNB hereby agree as follows:

1.  Employment Termination.

The Company and Executive agree that:

(1)  Executive’s last day of employment with the Company was February 11, 2006 (the “Severance Date”);

(2)  Executive’s “Severance Period” will mean the 24-month period beginning on the Severance Date; and

(3)  This Agreement was first delivered to the Executive on February 7, 2006 (the “Delivery Date”).

2.  Payments. The Bank and WGNB shall be severally liable to Executive for the payments described in this Section 2; provided, these payments are expressly conditioned upon Executive’s compliance with Sections 4, 5, 6 and 7 below. To this effect, the Bank shall pay or transfer to Executive the following:

(a)  Final Paycheck. His regular base salary for all periods through his Severance Date at the time and in the manner it shall pay other executive officers their base salary for such periods.

(b)  Final Bonus Payment. The remaining balance of his executive bonus for the 2005 fiscal year; provided, this bonus payment shall be paid at the same time and in the same manner it is paid to other executive officers but in no event later than March 15, 2006.

(c)  Vacation Benefit. Consistent with the Company’s general vacation policy, a lump-sum cash payment equal to the value of his total earned and unused vacation days as of his Severance Date.

(d)  Severance Pay. $300,000 in 24 equal monthly installments of $12,500 commencing on March 1, 2006, with each subsequent installment being due and paid on the day of each subsequent month within the Severance Period on which other executive employees receive their first paycheck during that month; provided, the Bank shall pay all amounts of said severance pay remaining unpaid as of the last day of the Severance Period on said last day.

(e)  COBRA Coverage and Premium Payments. Under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), Executive will have the opportunity to elect continuation coverage of his medical and dental benefits for himself, his spouse and/or eligible dependents to the extent he and/or they are participating in the Company’s plans for those benefits as of his Severance Date. If elected in a timely manner, COBRA coverage generally will end on the last day of the 18th month following his Severance Date (unless an earlier end date or an extension is required under COBRA). If and to the extent Executive timely elects COBRA continuation coverage, then while his COBRA coverage is in effect for himself during the first 18 mouths of his Severance Period, the Bank shall pay 100 percent of the premium amount for Executive’s COBRA coverage. Executive, his spouse and/or his dependents shall be responsible for paying 100 percent of the premium amount for any COBRA coverage for Executive’s spouse and/or dependents; provided, if the Bank and/or WGNB can legally and without additional cost (other than the cost of an amendment to the Bank’s or WGNB’s cafeteria plan) deduct Executive’s payments for spousal and/or dependent COBRA benefits from the payments to Executive of his severance pay (as described in subsection (d) hereof), the Bank and/or WGNB shall do so.

(f)  Home Computer. Ownership of the desktop computer and printer that Executive has maintained at his residence; provided, Executive agrees that the Bank will first change the hard drive in the computer to ensure that no Company information or files remain.

(g)  Contact List. An electronic copy of Executive’s contact list saved from the on his computer at the Bank.

3.  Stock and Options.

(a)  Previously Vested Shares. WGNB shall honor Executive’s exercise of all of his WGNB stock options that vested prior to February 10, 2006, and thereby shall allow him to purchase 29,493 shares of WGNB stock pursuant to the terms of such options; provided, Executive agrees not to sell or otherwise transfer or encumber any of such shares until or after August 11, 2006, and acknowledges that WGNB may place a legend on the stock certificate(s) for such shares reflecting such restriction.

(b)  Newly Vested Shares. Executive shall be permitted to exercise the options to purchase 2,629 shares of WGNB stock that vest on February 10, 2006; provided, Executive agrees that he may not exercise said options earlier than August 11, 2006. Executive shall have fifteen (15) days beginning on August 11, 2006 to exercise said options after which time said options (if not exercised) will lapse.

4.  Mutual General Releases.

(a)  Executive’s General Release. Executive agrees, for himself, his spouse, heirs, executor, administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Bank and WGNB, their affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Bank and WGNB and said plans’ fiduciaries, agents and trustees (the “Bank’s Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Bank’s Parties, including but not limited to those claims arising out of, related to, or resulting from Executive’s employment with the Bank and WGNB or the termination thereof. It is understood that this is a general release. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Americans with Disabilities Act, as amended, and the Employee Retirement income Security Act of 1974, as amended (“ERISA”). Notwithstanding anything herein to the contrary, Executive shall have a right to, and is not releasing any claim for, (i) any breach of, or any amounts due or performance of the Bank’s Parties under, this Agreement, or (ii) any benefits Executive may have accrued or otherwise carved in the normal course under any employee benefit plan (within the meaning of ERISA) as of his Severance Date.

(b)  Executive’s ADEA Release. Executive hereby acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA and that the consideration given for this Agreement is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by ADEA, that: (A) the waiver and release do not apply to any rights or claims that may arise on or after the date he executes this release; (B) he has the right to consult with an attorney prior to executing this release; (C) he has twenty-one (21) days from the Delivery Date to consider this release (although he may choose to voluntarily execute this release earlier); (D) he has seven (7) days following his execution of this release to revoke the release; and (E) this release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after he executes this release.

(c)  Company’s Release. The Bank and WGNB agree, for the Bank’s Parties, to irrevocably and unconditionally release, acquit and forever discharge the Executive’s Parties from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Bank’s Parties have, have had, or may in the future claim to have against the Executive’s Parties, including but not limited to claims arising out of, related to, or resulting from Executive’s employment with the Bank and WGNB or the termination thereof. It is understood that this is a general release. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. Notwithstanding anything herein to the contrary, the Company shall have a right to, and is not releasing any claim for, any breach of, or any amounts due or performance of the Executive’s Parties under, this Agreement. Further and notwithstanding the foregoing, nothing in this Agreement shall be construed as extinguishing any debts owed to the Bank under existing loans made to Executive or Executive’s Parties.

5.  Inquiries and Nondisparagement. In response to inquiries concerning Executive’s employment with the Company and the termination of that employment, the statements of the Company and its representatives will always be and remain consistent with the content of the press release announcing Executive’s termination of employment, a copy of which is attached hereto as Exhibit A. Executive, on the one hand, and WGNB and the Bank, on the other hand, covenant and agree not to make or publish any disparaging, derogatory, critical, unflattering, or otherwise negative comments about the other, whether true or untrue, to any person or entity, or to make any statements from which a disparaging, derogatory, critical, unflattering, or otherwise negative meaning could reasonably be inferred; provided, if Executive or any representative of WGNB or the Bank is required by law to testify, provide information or give a statement under oath, nothing in this provision is intended to prevent or discourage them from doing so truthfully.

6.  Restrictive Covenants. The obligations contained in Section 4 of the Employment Agreement are incorporated herein by reference, and the time periods in Sections 4.6, 4.7 and 4.10 shall be treated as expiring at the end of the Severance Period.

7.  Cooperation in Defense of Claims. Executive agrees to cooperate in the defense of any claim to which WGNB or the Bank is a party or to which WGNB or the Bank becomes a party which reasonably requires his cooperation. Cooperation shall include, but not be limited to, meeting with counsel for WGNB or the Bank, making himself available for testimony without requiring a subpoena, and providing documents and information to WGNB or the Bank as reasonably required. The Company shall make good efforts to schedule any meetings, hearings or other events that require Executive’s lime in a manner that does not interfere with any employment or other obligations he may have. To the extent Executive incurs any out-of-pocket expenses (for example, travel or parking expenses), the Bank and/or WGNB shall reimburse him for such expenses under policies similar to those applicable to expense reimbursements of Company executive officers.

8.  Unasserted Claims. Executive hereby represents he has no knowledge of any nonfrivolous claims that may be asserted against the Bank or WGNB, that arise solely out of Executive’s actions or inactions, and that he believes may result in a successful claim against the Bank or WGNB.

9.  Miscellaneous.

(a)  Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable; and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

(b)  Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

(c)  Arbitration. In the event of a controversy or claim arising out of this Agreement which cannot be settled by the parties or their legal representatives, other than a claim by WGNB or the Bank against Executive under Section 6 hereof for which they seek specific performance or injunctive relief, it will be resolved exclusively by arbitration conducted in Georgia by one arbitrator in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; provided, the arbitrator will, upon a showing of cause, be permitted to extend the commencement of such hearing. By executing this Agreement, the parties agree to submit personal and subject matter jurisdiction to the Superior Court of Carroll County, Georgia for purposes of enforcing the arbitration provision, enforcing an arbitration award or vacating an arbitration award.

(d)  Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a wavier of any subsequent breach by the other party hereto.

(e)  Successors and Assigns. This Agreement shall inure to the benefit of the Bank and WGNB and its Affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s estate and/or legal representatives.

(f)  Assignment of Agreement. This Agreement may not be assigned by any of the parties without the express written consent of the other parties to this Agreement; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of WGNB or the Bank, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

(g)  Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

(1)	If to the Executive:	Mr. L. Leighton Alston 244 Foggy Bottom Drive Carrollton, Georgia 30116
(2)	If to the Bank or WGNB:	WGNB CORP. West Georgia National Bank P.O. Box 280 Carrollton, Georgia 30112 Attention: Chairman
With a copy to:		Eric C. Lang The Lang Legal Group LLC 1800 Century Place Suite 570 Atlanta, GA 30345

(h)  Entire Agreement. This Agreement contains the, entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. This Agreement may not be uliauged orally but only by an agreement in writing signed by both parties.

(i)  Application of Code Section 409A. It is the intent of the parties to this Agreement that this Agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Code Section 409A. To the extent that future regulations issued pursuant to Code Section 409A require any amendments to this Agreement, the parties agree that they will consent to, and make, such amendments.

(j)  Captions. The captions appearing in this Agreement arc inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this 14th day of February, 2006.

EXECUTIVE:

By:	/s/ L. Leighton Alston
L. Leighton Alston

WGNB CORP.

By:	/s/ R. David Perry
Title: Chairman, Executive Compensation and Management Succession Committee

WEST GEORGIA NATIONAL BANK

By:	/s/ W.T. Green, Jr.
Title: Chairman, Board of Directors

EXHIBIT A

WGNB Corp. Announces Resignation of its President and Chief Executive Officer of West Georgia National Bank

CARROLLTON, Ga.-(BUSINESS WIRE)--Feb. 6, 2006--WGNB Corp. (NASDAQ: WGNB ), the holding company for West Georgia National Bank, the thirty-ninth highest performing publicly traded community bank under $1 billion in assets in the nation according to US Banker, and one of only 38 publicly traded financial institutions in the nation under $2 billion market cap admitted by Sandler O’Neill & Partners, L.P., to its 2005 Bank & Thrift Sm-All Stars, today announced the resignation of its President and Chief Executive Officer L. Leighton Alston.

Alston has been with WGNB for more than 28 years. Prior to joining WGNB , he was an Assistant National Bank Examiner for the Comptroller of the Currency, Administrator of National Banks, under the United States Treasury Department for three years. During his 28 years of involvement with the bank, total assets have grown from $25million to $524miliion and market Capitalization has grown to more than $126 million. Alston joined WGNB in January 1978. In March of 1991 he was named President and Chief Executive Officer and elected to the Boards of WGNB Corp. and West Georgia National Bank.

“WGNB is a great institution with an impressive history,” said L. Leighton Alston. “We have just finished the fifteenth consecutive year of annual earnings growth. This is the right time for me, personally, to stop down from my positions at WGNB Corp. and West Georgia National Bank.”

“Leighton Alston has served the bank and this community with extraordinary spirit and dedication and with a long and enviable list of accomplishments,” said W.T. “Tommy” Green, Jr., Chairman of the Board of WGNB Corp. “The momentum generated under his leadership will carry on into the future.”

Dealty Lipham, President and Director of West Georgia National Bank and Executive Vice President of WGNB Corp., has been appointed by the Board as Interim CEO of WGNB Corp.

Chairman Green added “I am confident in the depth of the WGNB management team developed by Leighton, our deeply embedded culture of customer service and our long history of community involvement, all of which make us an Industry leader.”

About WGNB Corp,

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the symbol WGNB. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville. The bank currently has assets of $516,000,000. For more information about West Georgia National Bank, visit the company’s Web site at www.wgno.com. Interested parties may contact Steven J. Haack, Chief Financial Officer, via email at shack@wgnb.com or at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risk and uncertainties include but are not limited to, general economic conditions, competition and other factors, included in filings with the Securities and Exchange Commission.